EXHIBIT 8.1

June 14, 2019

Lindblad Expeditions Holdings, Inc.
96 Morton Street, 9th Floor
New York, New York 10014

Re:	Lindblad Expeditions Holdings, Inc. – Exchange Offer and Consent Solicitation

Ladies and Gentlemen:

We have acted as special counsel to you, Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 to be filed by the Company with the U.S. Securities and Exchange Commission, dated June 14, 2019 (the “Registration Statement”), relating to the (i) Company’s offer (the “Exchange Offer”) to exchange 0.385 shares of common stock, par value $0.0001 (the “Common Stock”) of the Company for up to 10,085,474 of the Company’s outstanding (a) publicly traded warrants (the “Public Warrants”), issued under the warrant agreement, dated May 10, 2013, by and between the Company’s predecessor company Capitol Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), in connection with the Company’s initial public offering (“IPO”), and (b) warrants to purchase shares of the Company’s Common Stock that were issued either (1) under the Warrant Agreement in a private placement simultaneously with the IPO or (2) in connection with conversion of $500,000 of convertible notes into warrants upon consummation of the Company’s initial business combination with Capitol Acquisition on July 8, 2015 (together with the Public Warrants, the “Warrants”) and (ii) solicitations of consents (the “Consent Solicitation”) from the holders of the Warrants to amend the Warrant Agreement to permit the Company to require that each outstanding Warrant that is not tendered pursuant to the Exchange Offer be exchanged into 0.36575 shares of Common Stock (the “Warrant Amendment”), upon the terms and subject to the conditions set forth in the preliminary prospectus/offer to exchange, dated June 14, 2019, which forms a part of and is included in the Registration Statement and the related letter of transmittal to be used by the holders of Warrants to exchange their Warrants with the Company for Common Stock (together with the Preliminary Prospectus, the “Offer Documents”).

Lindblad Expeditions Holdings, Inc.

June 14, 2019

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the Registration Statement;

(b)          the Offer Documents; and

(c)          an executed copy of the Dealer Manager and Solicitation Agent Agreement, dated June 14, 2019 by and between the Company and Citigroup Global Markets Inc. as Dealer Manager (the “Dealer Manager Agreement”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief.

Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that the transactions related to the Exchange Offer will be consummated in the manner contemplated by the Registration Statement and the Dealer Manager Agreement.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder by the U.S. Department of Treasury, pertinent judicial authorities, rulings of the U.S. Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, in each case as in effect on the date hereof, all of which are subject to change at any time, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court of law. A change in any of the authorities or in the truth, accuracy or completeness of any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based could affect the conclusion set forth herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, although the discussion in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations of the Exchange Offer and adoption of the Warrant Amendment to U.S. Holders (as defined therein) and Non-U.S. Holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations of the Exchange Offer and adoption of the Warrant Amendment to U.S. Holders and Non-U.S. Holders.

Lindblad Expeditions Holdings, Inc.

June 14, 2019

Except as set forth above, we express no other opinion. This opinion is furnished only to you and is solely for your benefit in connection with the Registration Statement. It may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP